Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 033-062535) on Form S-8 of Stewart Information Services Corporation of our report dated June 27, 2013, with respect to the statement of net assets available for benefits of Stewart 401(k) Savings Plan as of December 31, 2012, which report appears in the December 31, 2013 annual report on Form 11-K of Stewart 401(k) Savings Plan.

/s/ Doeren Mayhew

Houston, Texas

June 27, 2014